Exhibit 4
2009 AMENDMENT

to

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS 2009 AMENDMENT is made on the 13th day of October, 2009, between:

(1)	TOWER SEMICONDUCTOR LTD., a company incorporated in Israel (registered number 52–004199–7), having its registered office at P.O. Box 619, Migdal Haemek 23105, Israel (“the Company”);
and
(2)	BANK HAPOALIM B.M. (“the Bank”)

WHEREAS:

(A)
this registration rights agreement was originally entered into on September 28, 2006 between the Company and the Bank and amended and restated by the parties on September 25, 2008 (“the Agreement”); and

(B)
at the request of the Company, the Company and the Banks entered into a  letter agreement, dated August 17, 2009 (“the 2009 Waiver Letter”), pursuant to which the Banks, inter alia, waived compliance with certain financial covenants contained in the Facility Agreement and extended the repayment schedule of the loans under the Facility Agreement and the Company, inter alia, agreed to issue additional Warrants to the Bank and to enter into this 2009 Amendment (“this Amendment”) to the Agreement,

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	Unless otherwise defined in this Amendment, terms defined and references contained in the Agreement, shall have the same meaning and construction in this Amendment.
2.	The Agreement is hereby amended as follows:
2.1.	The following new definitions (n), (o), (p) and (q) are hereby added to Section 1 (“Definitions and Interpretation”):

(n)
“2009 Waiver Letter” means the letter agreement, dated August 17, 2009, pursuant to which the Banks, inter alia, waived certain financial covenants in the Facility Agreement and extended the repayment schedule of the loans under the Facility Agreement.

(o)	“2009 Warrant” means the Warrant granted by the Company to the Bank effective as of October 1, 2009 pursuant to the 2009 Waiver Letter.

(p)	“2010 Warrant” means the Warrant to be granted by the Company to the Bank on September 1, 2010 pursuant to the 2009 Waiver Letter.

(q)	“2011 Warrant” means the Warrant to be granted by the Company to the Bank on September 1, 2011 pursuant to the 2009 Waiver Letter.

2.2.
Existing definition (n) (“Tarshish”) is renumbered (without any further changes) as definition (o) and existing definition (o) (“Warrant”) is hereby renumbered and amended to read in its entirety as follows:

(s)
“Warrant” means the 2003 Warrant, the 2005 Warrant, the 2007 Warrant, the 2009 Warrant, the 2010 Warrant and the 2011 Warrant or any of them or any portion thereof as any of such Warrants may be amended at any time and from time to time.

3.
Save as amended expressly pursuant to this Amendment, the provisions of the Agreement shall continue in full force and effect and the Agreement and this Amendment shall be read and construed as one instrument.

4.	This Amendment shall be governed by and construed in accordance with the laws of the State of Israel.

IN WITNESS WHEREOF, the parties have signed this 2009 Amendment on the 13th day of October 2009.

for:	TOWER SEMICONDUCTOR LTD.		for:	BANK HAPOALIM B.M.

By:	/s/	Tziona Shriki	By:	/s/	Erez Francis

Name:		Tziona Shriki	Name:		Erez Francis

Title:			Title:

By:	/s/	Oren Shirazi	By:	/s/	Liat Konforty

Name:		Oren Shirazi	Name:		Liat Konforty

Title:			Title: